                                                                    Exhibit 10.3

                           SERVICE CREDIT AGREEMENT

     THIS SERVICE CREDIT AGREEMENT (the "Credit Agreement") is entered into this 23rd day of July, 1999, by and between LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company ("Level 3") and DATA RETURN CORPORATION, a Texas corporation ("Customer").

                                    RECITALS

     Customer and Level 3 have entered into a Strategic Marketing and Sales Agreement dated July 1, 1999 (the "Marketing Agreement") pursuant to which, among other things, Customer agreed to purchase minimum quantities of "Broadband Services" (as defined in the Marketing Agreement); and

     Customer and Level 3 have entered into a Restricted Stock Purchase Agreement dated July 23rd, 1999 (the "Restricted Stock Purchase Agreement"), pursuant to which, among other things, Level 3 agreed to acquire, and Customer agreed to convey to Level 3, an equity interest in Customer; and

     Under the terms of the Restricted Stock Purchase Agreement and as consideration for the conveyance of the equity interest described therein, the parties agreed that Level 3 would execute this Credit Agreement respecting credits which may be available (as defined below) for certain quantities of Broadband Services purchased by Customer under the Marketing Agreement or otherwise as specified herein.

     NOW, THEREFORE, the parties agree as follows:

     1.  Defined Terms.  Capitalized terms used but not defined herein shall
         -------------
have the meanings set forth in the Marketing Agreement.

     2.  Credit for Purchase of Broadband Services.
         -----------------------------------------

     (a) In each month commencing January 1, 2001, Customer shall be entitled to a credit of up to but not exceeding a cumulative total of five million dollars ($5,000,000.00), which credit may be applied against, and only against (except as set forth in subparagraph (b) below), amounts owed by Customer for purchase of "Excess Broadband Services" (as defined below). For purposes hereof, "Excess Broadband Services" shall mean all Broadband Services purchased and paid for by Customer in any quarter which are in excess of the quarterly Revenue Commitment set forth in Section 2.2 of the Marketing Agreement; provided, that the quarterly Revenue Commitment will be deemed satisfied first through the purchase of any Services other than Broadband Services.

Thus, as an example, if Customer's Monthly Recurring Charges for Broadband Services in the first three months of 2001 were as follows:

     January     $100,000
     February    $150,000
     March       $200,000

then (because the applicable quarter under the Marketing Agreement commenced on January 1, 2001) Customer would be entitled to a credit on the invoice showing March billings of $150,000 (i.e., the extent to which the cumulative quarterly billings exceeded the quarterly Revenue Commitment of $300,000 set forth in
Section 2.2 of the Marketing Agreement). If, on the other hand, the Monthly Recurring Charges for the first three months of 2001 were as follows:

     January     $400,000
     February    $500,000
     March       $600,000

then Customer would be entitled to a credit in the invoice showing January billings of $100,000, and would be further entitled to a credit on the February and March billings of $500,000 and $600,000 respectively (Customer having satisfied fully the quarterly Revenue Commitment in the month of January). If Customer's cumulative billings during any quarter did not satisfy the quarterly Revenue Commitment set forth in Section 2.2 of the Marketing Agreement, then no credit would be available.

     (b) In the event that the Marketing Agreement is terminated by Customer as the result of Level 3's Default thereof (as set forth in Article 6 of the Marketing Agreement), then the credit (or the unused portion thereof) may be applied against Customer's purchases of all Broadband Services commencing January 1, 2001 (and Level 3 hereby agrees to provide such Broadband Services to Customer pursuant to the Standard Terms and Conditions, provided such Broadband Services are available at the time of Customer's submission of a Customer Order therefor).

     3.  Application of Credits.  Customer may apply the credits only against
         ----------------------
payments which would otherwise be due for Excess Broadband Services (or for all Broadband Services under the circumstance described in Section 2(b) above), and shall provide a written statement (which shall be delivered contemporaneously with Customer's payment of each applicable monthly invoice) setting forth the amount of the credit claimed and taken. Written notices respecting the amount of credit taken by Customer shall be delivered by prepaid overnight air courier or by certified mail, postage prepaid, return receipt requested, to the following:

     LEVEL 3 COMMUNICATIONS, LLC
     1025 Eldorado Blvd.
     Broomfield, Colorado 80021
     Attn:  Mike Knaisch, VP Web Business

     4.  Expiration of Credits.  Any credits not fully used on or before July 1,
         ---------------------
2004 shall be forfeited by Customer. In addition, the credits granted to Customer hereunder shall be terminated in the event that the Marketing Agreement is terminated by Level 3 as a result of Customer's Default under Article 6 thereof.

     5.  Assignment.  Customer may not assign this Credit Agreement, or the
         ----------
credits granted hereunder, to any other party without the advance written consent of Level 3.

     6.  Default by Level 3.  In the event that, other than as may be caused by
         ------------------
an event of force majeure or by the wrongful actions or omissions of Customer, Level 3 fails to timely observe or perform any material covenant, agreement, obligation, term or condition required to be observed or performed hereunder, which failure is not cured within thirty (30) days after receipt of written notice thereof, then Customer may elect to either:

     (a) seek specific performance of this Credit Agreement before a court of competent jurisdiction, or

     (b) terminate this Credit Agreement, in which event:

          (i) any unused portion of the credit provided hereunder shall be terminated, and

          (ii) Customer must exercise its right under the Restricted Stock Purchase Agreement to repurchase all unvested stock then held by Level 3, and

          (iii) Level 3 shall (but only in the event that Customer repurchases all unvested stock, if any, under the Restricted Stock Purchase Agreement) pay Liquidated Damages (as defined below) to Customer.

For purposes hereof, "Liquidated Damages" shall be seven hundred and fifty thousand dollars ($750,000.00), less an amount equal to the percentage of the credit actually used and applied against invoices prior to such date (so that if Customer had used forty percent (40%) of the credit, the Liquidated Damages would be reduced by forty percent (40%)). (which the other party may declare a default in the performance hereof.

     7.  Default by Customer.  In the event that, other than as may be caused by
         -------------------
an event of force majeure or by the wrongful actions or omissions of Level 3, Customer fails to timely observe or perform any material covenant, agreement, obligation, term or condition required to be observed or performed hereunder, which failure is not cured within thirty (30) days after receipt of written notice thereof, then Level 3 may, in addition to any other remedies that it has, terminate this Credit Agreement.

     8.   Press Releases.  Neither party shall, without the advance written
          --------------
consent of the other party, issue any press release respecting this Credit Agreement or the terms hereof or otherwise disclose this Credit Agreement or the terms hereof to any other party.

     9.   Entire Agreement; Amendment. This Credit Agreement (and the Marketing
          ---------------------------
Agreement, Restrictive Stock Purchase Agreement and any applicable Customer Order) sets forth the entire understanding of the parties and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof. No subsequent amendment to this Credit Agreement shall be effective or binding unless it is made in writing by authorized representatives of the parties.

     10.  Enforceability.  If any part of any provision of this Credit Agreement
          --------------
or any other agreement, document or writing given pursuant to or in connection with this Credit Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Credit Agreement.

     11.  Governing Law.  This Credit Agreement is made pursuant to and shall be
          -------------
construed and enforced in accordance with the laws in force in the State of Colorado.

     12.  Successors and Assigns.  This Credit Agreement shall be binding upon
          ----------------------
and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     13.  Multiple Counterparts.  This Credit Agreement may be executed in one
          ---------------------
or more counterparts, which when taken together, shall constitute one and the same document. The parties hereby agree that facsimile signatures are valid and binding on the parties.

                           [Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Credit Agreement as of the day and year first above written.


DATA RETURN CORPORATION



By: /s/ Sunny C. Vanderbeck
   ----------------------------------------
Name: Sunny C. Vanderbeck
Title: CEO

LEVEL 3 COMMUNICATIONS, LLC



By: /s/ Douglas Bradbury
   ----------------------------------------
Name: Douglas Bradbury
Title:  Chief Financial Officer


                                       5